PORTMAN SQUARE CAPITAL LLP (the “Firm”)

CODE OF ETHICS

Introduction

This Code of Ethics sets out the procedures adopted by the Firm to promote the highest standards of ethical and business conduct carried out by the Firm and its staff.

The Code of Ethics applies to all staff (partners and employees, full and part time).

General Policy on Conduct

To maintain its customers’ trust and confidence, promote the continued success of the business and to protect the Firm’s reputation, the Firm and its staff must at all times uphold high standards of ethical and business conduct, act in the best interests of the Firm’s customers and treat them fairly including managing any conflicts.

The Code

All staff members (including part time staff and consultants) must:

Employ all due skill, care, and diligence, and be responsible and accountable for their work.

Conduct themselves with the highest standards of honesty, integrity and professionalism.

Put the best interests of the Firm’s clients before their own personal interests and not misuse any position of trust or responsibility (for further guidance see the Conflicts of Interest Policy).

Comply with all applicable securities laws, rules and regulations and not knowingly assist others in violation of them.

Observe proper standards of market conduct including applicable insider dealing and market manipulation rules (for further guidance see the Market Abuse Policy).

Be open and cooperative with the Firm’s regulators (FCA, SEC, CFTC).

Keep the Firm’s and its customers’ business confidential.

Adhere to the rules set out in the Personal Account Dealing Policy.

Not offer or accept any gift or benefit which could create the appearance of impropriety, constitute an inducement or otherwise affect the proper conduct of persons carrying out business for the firm or its clients (for further guidance see the Inducements, Gifts & Anti-Bribery Policy).

Not engage in any outside business interest which could create a material conflict of interest with the firm or its clients, for example due to the nature of the activity or the time spent on it (for further guidance see the Conflicts Policy).

Comply with the Firm’s all other policies, procedures, rules and regulations in effect and follow the instructions of Senior Management and Compliance whenever required to do so.

If you are in any doubt about the applicability of any law, rule or regulation or this Code you must speak to the Chief Compliance Officer, Petros Toseland. Any breaches or suspected breaches of this Code must be reported to the Chief Compliance Officer immediately. All members of staff must continue to adhere to this Code as a condition of their continued employment. Any deliberate failure is likely to be treated as gross misconduct which may result in disciplinary action, including dismissal.